Exhibit (d)(5)

                        INTERCOMPANY OPERATING AGREEMENT
                        --------------------------------



THIS AGREEMENT is made on December 8, 2003

BETWEEN
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(1)       DEUTSCHE INVESTMENT MANAGEMENT AMERICAS,  INC. of 345 Park Avenue, New
          York, New York 10154 (the "Investment Advisor"); and


(2) DEUTSCHE ASSET MANAGEMENT INVESTMENT SERVICES LIMITED of One Appold Street, London, EC2A 2UU,
          England (the "Sub Advisor")

WHEREAS
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(A)      The Investment  Advisor and Scudder  Portfolio Trust (the "Trust"),  on
         behalf of Scudder Income Fund, a series of the Trust (the "Fund") have entered into an Investment Management Agreement dated as of April 5, 2002, (the "Advisory Agreement") pursuant to which the Investment Advisor acts as investment advisor to and manager of the Fund; and

(B) The Investment Advisor and Sub Advisor have entered into a Research and Advisory Agreement, dated as of December 8, 2003, (the "Sub Advisory Agreement") pursuant to which the Sub Advisor furnishes such information, investment recommendations, advice and assistance as the Investment Advisor may request in furtherance of the duties the Investment Advisor performs for the Fund; and

(C) The Investment Advisor and Sub Advisor wish to specify certain of the services to be provided pursuant to Sub Advisory Agreement, subject to the terms and conditions provided in that Agreement.

AGREEMENT
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1.        Services Provided by the Sub Advisor

1.1 The Sub Advisor shall act as the discretionary investment manager of such of the Fund's cash, securities and other assets as the Investment Advisor may place under the Sub Advisor's management (the "Portfolio").

2.         Discretionary Authority and Investment Guidelines

2.1 Subject to the investment objectives, guidelines and restrictions set out in the Advisory Agreement and the Fund's prospectus and other disclosure documents, (the "Investment Guidelines"), the Sub Advisor, during the period of this Agreement, will have full discretionary authority to manage the Portfolio, and for that purpose,:

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          (i)    to take all investment decisions in respect of the Portfolio;

          (ii) to subscribe for, purchase, sell, exchange, convert or otherwise effect transactions in Portfolio assets, and to sign any documentation required in connection with such transactions;

          (iii) to place orders for the execution of Portfolio transactions with or through such brokers, dealers, agents, market makers or issuers as the Sub Advisor may select, subject to terms of business agreed with the Sub Advisor or implied by market practice; and

          (iv) to issue instructions to the Fund's custodian (the "Custodian") in connection with the receipt, delivery or retention of Portfolio assets and in the exercise of all powers and discretions (including voting rights) conferred on the owner of such assets.

2.2 Amendments to the Investment Guidelines may be notified at any time by the Investment Advisor on written notice to the Sub Advisor.

3.       Dealing

         The  Sub  Advisor  will  secure  best   execution   of  all   Portfolio
         transactions on behalf of the Fund.


4.       Custody, Settlement and Collection

4.1 The Custodian will be solely responsible for the safekeeping of Portfolio assets (and their documents of title), on behalf of the Fund. The Custodian will attend to settlement of all Portfolio transactions and to the collection of income receivable in respect of the Portfolios.

4.2 The Sub Advisor will not hold cash or Portfolio assets (or their documents of title) on behalf of the Fund .

5.       Reporting

         The Sub Advisor shall provide such reports as the Investment Advisor may reasonably request.

6.       Records

         The Sub Advisor will maintain records of all transactions effected for the Portfolio and will afford to the Investment Advisor, its officers, employees, agents and auditors such access to the Sub Advisor's records and auditors as the Investment Advisor may reasonably request.

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7.       Confidentiality

         The Sub Advisor will respect and protect the confidentiality of all information concerning the Portfolio and will not, without the Investment Advisor's prior consent, disclose any such information to a third party except in the proper performance of this Agreement or as required by law or competent authority.

8.       Termination

8.1 This Agreement terminates automatically in respect of the Fund on the termination of the Sub Advisory Agreement.

8.2 The Sub Advisor will, unless directed otherwise by the Investment Advisor, continue to manage the Portfolio until the termination date and is authorised, in any event, to arrange for the retention and/or realisation of such assets as may be required to settle transactions entered into prior to the actual date of termination and to pay any outstanding liabilities incurred.




Signed by /s/Thomas F. Eggers
          --------------------------------
          Thomas F. Eggers, Authorised  Signatory
For and on behalf of
DEUTSCHE INVESTMENT
MANAGEMENT AMERICAS, INC.





Signed by /s/illegible                                   /s/illegible
          --------------------------------               -----------------------
          Authorised Signatory                           Authorised Signatory
For and on behalf of
DEUTSCHE ASSET MANAGEMENT
INVESTMENT SERVICES LIMITED